Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales and Income for First Quarter 2008

ASHEVILLE, N.C.--(BUSINESS WIRE)--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported a 13.7% increase in net income and a 13.3% increase in net sales for its first fiscal quarter ended December 29, 2007. For the December 2007 quarter, net income increased $1.5 million to $12.7 million, compared with net income of $11.2 million for the quarter ended December 2006.

Commenting on the results, Robert P. Ingle, chief executive officer, said, “Our holiday sales were the best ever. Our same store grocery segment sales rose almost 13% and contributed to our record results. We believe our strategy of providing value to our customers through one-stop shopping with top quality perishables, special promotions, ready-to-eat offerings and fuel centers has been a major factor in our continued growth.”

Financial Results

Net sales increased 13.3% to $777.1 million for the quarter ended December 29, 2007, compared with $685.7 million for the quarter ended December 30, 2006. Sales increased in every major department, led by increases in the gasoline, deli and bakery departments. Grocery segment comparable store sales growth was 12.8%. Both average weekly customer visits and the average purchase amount increased over the comparative first quarters.

Grocery segment comparable store sales grew $84.1 million, or 12.8%, in the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007. Excluding gasoline sales, comparable store sales increased $50.1 million, or 8.4%, for the three months ended December 29, 2007. Compared to the first quarter of fiscal 2007, total gasoline gallons sold increased 18.6% and the average sales price per gallon increased 73 cents.

Gross profit for the first quarter of fiscal 2008 increased 9.6% to $180.7 million, an increase of $15.8 million compared with the first quarter of fiscal 2007. Gross profit as a percentage of sales was 23.3% for the first quarter of fiscal 2008 compared with 24.0% for the first quarter of fiscal 2007. Excluding lower margin gasoline sales, grocery segment gross profit as a percentage of sales was level with last year at 26.2% in the first quarter of fiscal 2008 compared with 26.3% for the first quarter of fiscal 2007.

Operating expenses decreased as a percentage of sales to 19.4% for the first fiscal 2008 quarter compared with 19.9% for the first fiscal 2007 quarter. Most of this percentage decrease is attributable to leveraging more sales over the Company’s cost structure, including labor costs. In dollars, operating and administrative expenses totaled $150.3 million for the first fiscal quarter of 2008, compared to $136.5 million for the same quarter of last fiscal year. The majority of our cost increases were in labor, energy, supplies, bank charges and depreciation compared with the first fiscal quarter of last year.

Net rental income, assets disposal losses and other income totaled $1.8 million in the first fiscal 2008 quarter compared with $1.6 million in the first fiscal 2007 quarter.

Interest expense decreased $0.5 million for the three-month period ended December 29, 2007, to $11.5 million compared with $12.0 million for the three-month period ended December 30, 2006, due to lower average rates paid. Total debt at December 2007 was $605.1 million compared with $556.1 million at December 2006. Between December 2006 and December 2007 the Company repaid $29.1 million of mortgage indebtedness that carried a higher interest rate than the primarily floating rate line of credit borrowings that replaced it. The Company currently has lines of credit totaling $185.0 million. At December 29, 2007, a total of $81.1 million was outstanding, with $104.9 million available for future borrowing.

Net income for the December 2007 quarter totaled $12.7 million, 13.7% higher than net income of $11.2 million for the December 2006 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.54 and $0.52 per share, respectively, for the December 2007 quarter compared with $0.48 and $0.46 per share, respectively, for the December 2006 quarter.

Capital expenditures totaled $60.5 million for the first quarter of fiscal year 2008. During the first quarter, Ingles opened three replacement stores, added four fuel centers, acquired four sites for future development and purchased two shopping centers where the Company operated leased stores. Ingles’ capital expenditure plans for fiscal 2008 include investments of approximately $175 million. For the balance of this fiscal year, the Company plans to open 10 new or replacement stores and add eight fuel stations at either new or existing stores.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2007 Form 10-K and Form 10-Q for the quarter ended December 29, 2007.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	Dec. 29,	Dec. 30,
	2007	2006
Net sales	$777,121	$685,699
Gross profit	180,657	164,863
Operating and administrative expenses	150,286	136,464
Rental income, net	1,232	1,023
Loss from sale or disposal of assets	(72)	(162)
Income from operations	31,531	29,260
Other income, net	676	771
Interest expense	11,494	12,006
Income taxes	8,020	6,857
Net income	$12,693	$11,168

Basic earnings per common share – Class A	$0.54	$0.48
Diluted earnings per common share – Class A	$0.52	$0.46
Basic earnings per common share – Class B	$0.49	$0.43
Diluted earnings per common share – Class B	$0.49	$0.43

Additional selected information:
Depreciation and amortization expense	$16,458	$15,139
Rent expense	$3,728	$4,532

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 Ext. 223
Chief Financial Officer